SWK Holdings Corporation Announces Financial Results for Second Quarter 2025

Conference Call Scheduled for Friday, August 15, 2025, at 09:00 a.m. CST

Corporate Highlights
•Second quarter 2025 GAAP net income was $3.5 million, compared with GAAP net income of $3.7 million for the second quarter 2024.
•Second quarter 2025 finance receivables segment adjusted non-GAAP net income was $4.6 million, compared with adjusted non-GAAP net income of $2.6 million for the second quarter 2024.
•As of June 30, 2025, net finance receivables were $237.6 million, a 10.4% decrease from June 30, 2024 driven primarily by the monetization of the majority of SWK’s royalty portfolio.
•The second quarter 2025 effective yield was 14.1%, a 50 basis point decrease from second quarter 2024.
•As of June 30, 2025, GAAP book value per share was $20.23, an 11.0% decrease from $22.72 on June 30, 2024. When adjusted to exclude the $4.00 per share dividend paid during the quarter, this figure would have been $24.46, a 6.8% increase year-over-year.
•As of June 30, 2025, non-GAAP tangible financing book value per share was $18.47, an 8.3% decrease from $20.14 as of June 30, 2024. When adjusted to exclude the $4.00 per share dividend paid during the quarter, this figure would have been $22.50, an 11.7% increase year-over-year.

Dallas, TX, August 14, 2025 – SWK Holdings Corporation (Nasdaq: SWKH) (“SWK” or the “Company”), a life science-focused specialty finance company catering to small- and mid-sized commercial-stage companies, today provided a business update and announced its financial and operating results for the second quarter ended June 30, 2025.
SWK CEO Jody Staggs said "During the second quarter, we sold the majority of our royalty portfolio for approximately book value and paid a $4.00 per share dividend to our shareholders. After the quarter closed, we sold the majority of the assets at our MOD3 subsidiary to a strategic partner at a slight premium to book value. These actions have simplified the business and allow the team to focus on our core life science loan strategy.”
"During the second quarter we generated $3.5 million of GAAP net income and $4.6 million of finance receivables segment adjusted non-GAAP net income. Following the royalty monetization and sale of the MOD3 assets, our non-cash assets include approximately $234.1 million of performing, gross finance receivables with a 14.1% effective yield, $12.3 million of non-performing gross finance receivables, and $5.2 million of public equities and warrants. Against this value SWK carries an $8.8 million allowance for credit losses. SWK also owns equity and warrants in private companies as well as earn-outs that are carried at zero for GAAP accounting purposes, although SWK believes these assets have economic value.”
“Our GAAP book value per share totaled $20.23, a 6.8% increase year-over-year when excluding the $4.00 per share dividend paid during the quarter. Our non-GAAP tangible financing book value totaled $18.47, an 11.7% year-over-year increase after considering the $4.00 per share special dividend paid during the second quarter. Given the monetization of the MOD3 assets, this figure is now calculated by taking total book value and removing the remaining MOD3 intangible assets as well as the deferred tax asset.”
Mr. Staggs concluded, “We continue to pursue financings to innovative life science companies with a focus on supporting our existing, performing borrowers. During the quarter we advanced $13.5 million to two performing borrowers, and after quarter close, ImpediMed achieved a performance milestone triggering the draw of a $5.0 million Tranche B commitment. We believe our portfolio of cash-yielding, life science receivables is an attractive asset and view the sale of the majority of our royalty portfolio and MOD3 assets at approximately book value as supportive of this view.”

Second Quarter 2025 Financial Results
For the second quarter 2025, SWK reported total revenue of $10.1 million, a 6.5% decrease compared to $10.8 million for the second quarter 2024. The $0.7 million decrease in revenue for the three months ended June 30, 2025 consisted of a $1.2 million decrease in Finance Receivables segment revenue, driven by the sale of the majority of our royalty portfolio, offset by a $0.5 million increase in Pharmaceutical Development segment revenue.
Income before income tax expense for the quarter was $4.6 million and $4.7 million for the three months ended June 30, 2025 and 2024, respectively. Second quarter 2025 income before income tax expense benefited from a decrease in provision expense, offset by a decrease in gains on warrant exercises and a revaluation of finance receivables, relative to the same period in the prior year.
GAAP net income for the quarter ended June 30, 2025, decreased to $3.5 million, or $0.29 per diluted share, from $3.7 million, or $0.30 per diluted share, for the second quarter 2024.
For the second quarter 2025, non-GAAP adjusted net income was $4.6 million, or $0.38 per share. Non-GAAP adjusted net income for the Finance Receivables segment was $4.6 million, an increase from $2.6 million for the second quarter 2024.
Total investment assets (defined as finance receivables, net of allowance for credit losses, marketable investments, and warrant assets) were $242.8 million as of June 30, 2025, an 8.9% decrease compared with total investment assets of $266.7 million as of June 30, 2024. The decline was primarily due to the monetization of the majority of the company’s royalty assets during the first and second quarters for total proceeds of approximately $51.3 million. The allowance for credit losses at quarter’s end totaled $8.8 million, a decrease of $4.3 million from the second quarter of 2024.
During the second quarter SWK repurchased 58,954 shares for a total purchase price of $0.9 million. Year-to-date through August 8, 2025 SWK repurchased 198,162 shares for a total purchase price of $3.0 million.
GAAP book value per share was $20.23 as of June 30, 2025, an 11.0% decrease compared to $22.72 as of June 30, 2024 and a 6.8% increase after considering the $4.00 per share special dividend. Non-GAAP tangible financing book value per share totaled $18.47, an 8.3% decrease compared to $20.14 at June 30, 2024 and an 11.7% increase after considering the $4.00 per share special dividend. Management views non-GAAP tangible financing book value per share as a relevant metric to value the Company’s core finance receivable business. Non-GAAP tangible financing book value per share removes the value of the deferred tax assets and MOD3 net asset value.
Portfolio Status
During the second quarter, SWK sold the majority of the royalty portfolio for $34.0 million and paid a $49.1 million dividend to shareholders.
During the second quarter, we funded an additional $11.0 million to performing borrower AOTI, Inc as well as $2.5 million to performing borrower Nicoya Life Sciences, Inc. After the quarter close ImpediMed Limited (“ImpediMed”) achieved a performance milestone, which triggered the draw of the $5.0 million Tranche B.
The second quarter 2025 effective yield was 14.1%, a 50 basis points decrease from 14.6% in the second quarter 2024. The effective yield is the rate at which income is expected to be recognized if payments are received pursuant to the terms of the finance receivables. The second quarter 2025 realized yield of the finance receivable portfolio was 14.3%, a 110 basis point decrease from 15.4% in second quarter 2024. The realized yield is inclusive of all fees, including all realized unamortized fees, amendment fees, and prepayment fees, and is calculated based on the simple average of finance receivables at the beginning and end of the period. The realized yield may differ from the effective yield due to actual cash collections being greater or lesser than modeled.
As of June 30, 2025, the Company had three finance receivables in nonaccrual status: (1) the Flowonix Medical, Inc. (“Flowonix”) royalty, with a carrying value of $7.1 million; (2) the Best ABT, Inc. (“Best”) royalty, with a carrying value of $2.3 million; and (3) the Ideal Implant, Inc. (“Ideal”) royalty, with a carrying value of $2.8 million. SWK impaired the carrying value of Flowonix and Ideal royalties by $0.3 million and $0.2 million, respectively, during the quarter. After second quarter close, SWK received a $0.5 million payment from the Flowonix estate, which will be applied against the carrying value.
As of June 30, 2025, the Company had $7.5 million of unfunded commitments and $2.5 million after accounting for funding the $5.0 million Tranche B commitment to ImpediMed in July.

Total portfolio investment activity was as follows (in thousands):

	Three Months Ended June 30,
	2025	2024
Beginning Portfolio	$227,776	$261,895
Investment in finance receivables	13,500	7,000
Paydowns received on investments	(466)	(1,641)
Paydowns received on royalties	—	(847)
Interest paid in kind	640	426
Loan discount and fee accretion	1,388	1,410
Warrant and equity investments, net of sales and cancellations	83	360
Net unrealized gain on marketable investments and warrant assets	384	212
Foreign currency gains (losses) on finance receivables	55	(432)
Provision for credit losses	(541)	(4,215)
Gain on revaluation of finance receivables	—	2,495
Ending Portfolio	$242,819	$266,663

Adjusted Non-GAAP Net Income
The following table provides a reconciliation of SWK’s reported (GAAP) consolidated net income to SWK’s adjusted consolidated net income (Non-GAAP):

	Three Months Ended June 30,
	2025	2024
Net income	$3,536	$3,680
Income tax expense	1,026	1,035
MOD3 amortization expense	—	196
Unrealized net gain on warrant assets	(347)	(226)
Gain on exercise of warrant	—	(675)
Unrealized net (gain) loss on marketable investments	(37)	19
Foreign currency transaction (gains) losses	451	(437)
Gain on revaluation of finance receivables	—	(2,495)
Intangible asset impairment expense	—	5,771
Change in fair value of acquisition-related contingent consideration	—	(4,900)
Adjusted income before income tax expense	4,629	1,968
Adjusted income tax expense	—	—
Non-GAAP net income	$4,629	$1,968
In the table above, management has deducted the impact of the following items: (i) change in the fair-market value of equities and warrants, (ii) income taxes, as the Company has substantial net operating losses to offset against future income, (iii) amortization expense associated with MOD3 intangible assets, (iv) gain on revaluation of finance receivable held for sale, (v) change in fair value of acquisition-related contingent consideration, (vi) intangible asset impairment, and (vii) foreign currency (gains) losses.

Finance Receivables Adjusted Non-GAAP Net Income
The following table provides a reconciliation of SWK’s consolidated adjusted non-GAAP net income before provision for income tax expense, listed in the table above, to the finance receivables non-GAAP adjusted net income. The table eliminates MOD3 operating loss. The adjusted net income before income tax expense is derived in the table above and eliminates MOD3 operating income (loss), excluding MOD3 amortization expenses.

	Three Months Ended June 30,
	2025	2024
Non-GAAP net income	$4,629	$1,968
MOD3 operating (income) loss, excluding amortization expense	(18)	670
Adjusted Finance Receivable segment income before income tax expense	$4,611	$2,638
Adjusted income tax expense	—	—
Finance Receivables segment adjusted non-GAAP net income	$4,611	$2,638

Non-GAAP Tangible Finance Book Value Per Share
The following table provides a reconciliation of SWK's GAAP book value per share to its non-GAAP tangible finance book value per share. The table eliminates the deferred tax assets, intangible assets, MOD3 property and equipment and acquisition-related contingent consideration (in thousands, except per share data):

	Three Months Ended June 30,
	2025	2024
GAAP stockholder's equity	$246,469	$282,831
Outstanding shares (1)	12,184	12,447
GAAP book value per share	$20.23	$22.72

Less: Deferred tax assets, net	(21,219)	(27,052)
Less: Intangible assets, net	(209)	(232)
Less: Goodwill	—	—
Less: MOD3 property and equipment, net	—	(4,921)
Non-GAAP tangible finance book value	225,041	250,626
Outstanding shares (1)	12,184	12,447
Non-GAAP Tangible book value per share	$18.47	$20.14
(1) Outstanding shares computed as of quarter end.
Non-GAAP Financial Measures
This release includes non-GAAP adjusted net income, non-GAAP finance receivable segment net income, and non-GAAP tangible financing book value per share, which are metrics that are not compliant with generally accepted accounting principles in the United States (GAAP).
Non-GAAP adjusted net income is adjusted for certain items including (i) changes in the fair-market value of public equity-related assets and SWK’s warrant assets as mark-to-market changes are non-cash, (ii) income taxes as the Company has substantial net operating losses to offset against future income, (iii) changes in the fair-market value of contingent consideration associated with the MOD3 acquisition, and (iv) depreciation and amortization expenses, primarily associated with the 2019 acquisition of MOD3.
In addition to the adjustments noted above, non-GAAP finance receivable segment net income also excludes MOD3 operating gains or losses.
Non-GAAP tangible financing book value per share excludes the deferred tax asset, intangible assets, and contingent consideration associated with the MOD3 transaction.
These non-GAAP measures may not be directly comparable to similar measures used by other companies in the Company's industry, as other companies may define such measures differently. Management believes that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends and provides useful additional information relating to our operations and financial condition. The Company encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to better understand its business. Non-GAAP financial results are reported in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Further, non-GAAP financial measures, even if similarly titled, may not be calculated in the same manner by all companies, and therefore should not be compared.
Conference Call Information
SWK Holdings will host a conference call on August 15, 2025, at 9:00 a.m. CST, to discuss its corporate and financial results for the second quarter 2025.
Interested participants and investors may access the call via the numbers below:
a888-506-0062 (U.S.)
b973-528-0011 (International)
The participant Access Code is 117203 or ask for the SWK Holdings call.

An archive of the webcast will remain available on the SWK Holdings’ website for 12 months, starting later that day. https://investors.swkhold.com/events
About SWK Holdings Corporation
SWK Holdings Corporation is a life science focused specialty finance company partnering with small- and mid-sized commercial-stage healthcare companies. SWK provides non-dilutive financing to fuel the development and commercialization of lifesaving and life-enhancing medical technologies and products. SWK’s unique financing structures provide flexible financing solutions at an attractive cost of capital to create long-term value for all SWK stakeholders. SWK’s solutions include structured debt, traditional royalty monetization, synthetic royalty transactions, and asset purchases typically ranging in size from $5.0 million to $25.0 million. Additional information on the life science finance market is available on the Company’s website at www.swkhold.com.
Safe Harbor or Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect SWK’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” and elsewhere in SWK’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the Company’s actual results to differ materially from expected and historical results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

For more information, please contact:
Investor Relations and Media
Susan Xu
728-323-0959
investorrelations@swkhold.com

SWK HOLDINGS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	June 30, 2025		December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$8,006		$5,927
Interest, accounts receivable, and other receivables, net	5,611		5,788
Assets held for sale, net	6,488		6,398
Other current assets	1,088		2,141
Total current assets	21,193		20,254

Finance receivables, net of allowance for credit losses of $8,826 and $11,249 as of June 30, 2025 and December 31, 2024, respectively	237,604		277,760
Collateral on foreign currency forward contract	—		2,750
Marketable investments	603		580
Deferred tax assets, net	21,219		23,484
Warrant assets	4,612		4,366
Other non-current assets	466		3,041
Total assets	$285,697		$332,235

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$2,101		$2,810
Liabilities held for sale	1,278		1,255
Deferred income	3,300		1,500
Total current liabilities	6,679	—	5,565

Unsecured senior notes, net	31,736		31,412
Revolving credit facility	294		6,233
Other non-current liabilities	519		335
Total liabilities	39,228		43,545

Stockholders' equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—		—
Common stock, $0.001 par value; 250,000,000 shares authorized; 12,183,906 and 12,213,599 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	12		12
Additional paid-in capital	4,418,773		4,419,991
Accumulated deficit	(4,172,316)		(4,131,313)
Total stockholders' equity	246,469		288,690
Total liabilities and stockholders' equity	$285,697		$332,235

SWK HOLDINGS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues:
Finance receivable interest income, including fees	$8,543	$9,986	$19,255	$21,021
Pharmaceutical development	1,190	804	2,153	1,083
Other	319	57	476	103
Total revenues	10,052	10,847	21,884	22,207
Costs and expenses:
Provision (benefit) for credit losses	761	4,095	(704)	9,392
Loss on impairment of intangibles assets	—	5,771	—	5,771
Interest expense	1,155	1,119	2,285	2,375
Pharmaceutical manufacturing, research and development expense	645	520	1,403	1,050
Change in fair value of acquisition-related contingent consideration	—	(4,900)	—	(4,900)
Depreciation and amortization expense	19	421	38	935
General and administrative expense	2,843	2,920	6,120	5,604
Income from operations	4,629	901	12,742	1,980
Other income (expense), net
Unrealized net loss on warrants	347	226	(77)	131
Net loss on exercise and cancellation of warrants	—	675	—	444
Net loss on marketable investments	37	(19)	(68)	(162)
Loss on sale of assets	—	—	(82)	—
Realized gain on early payment of finance receivable	—	—	1,729	—
Gain (loss) on revaluation of finance receivables	—	2,495	(3,727)	2,495
Realized and unrealized foreign currency transaction gains	(451)	437	(138)	524
Income before income tax expense	4,562	4,715	10,379	5,412
Income tax expense	1,026	1,035	2,304	1,264
Net income	$3,536	$3,680	$8,075	$4,148

Net income per share
Basic	$0.29	$0.30	$0.66	$0.33
Diluted	$0.29	$0.30	$0.66	$0.33
Weighted average shares outstanding
Basic	12,208	12,458	12,218	12,467
Diluted	12,208	12,470	12,218	12,484

SWK HOLDINGS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net income	$8,075	$4,148
Adjustments to reconcile net income to net cash provided by operating activities:
Provision (benefit) for credit losses	(704)	9,392
Debt issuance costs	(41)	—
Loss on impairment of intangible assets	—	5,771
Right-of-use amortization and cease use costs	112	261
Amortization of debt issuance costs	548	491
Deferred income taxes, net	2,266	1,239
Unrealized net (gain) loss on warrants	77	(131)
Net gain on exercise and cancellation of warrants	—	(444)
Loss from sale of assets	82	—
Change in fair value of acquisition-related contingent consideration	—	(4,900)
(Gain) loss on revaluation of finance receivable	3,727	(2,495)
Foreign currency transaction (gain) loss	(614)	(1,587)
Loss on marketable investments	68	162
Loan discount amortization and fee accretion	(2,956)	(2,214)
Interest paid-in-kind	(826)	(904)
Stock-based compensation	608	360
Depreciation and amortization expense	38	935
Changes in operating assets and liabilities:
Interest, accounts receivable and other receivables, net	177	(2,655)
Foreign currency forward contract	915	1,260
Collateral returned for derivative instruments	2,750	—
Other assets	850	(150)
Accounts payable, accrued expenses, and other non-current liabilities	(871)	(903)
Deferred income	1,800	2,207
Net cash provided by operating activities	16,081	9,843

Cash flows from investing activities:
Proceeds from sale of property and equipment	110	—
Settlement of foreign currency forward contract	1,560	—
Sale of marketable investments	—	574
Investment in finance receivables	(23,500)	(7,446)
Proceeds from sale of investments	31,678	—
Repayment of finance receivables	33,141	11,693
Corporate debt securities principal payments	15	13
Purchases of property and equipment	(163)	(21)
Net cash provided by investing activities	42,841	4,813

Cash flows from financing activities:
Net settlement for employee taxes on stock options	(89)	(43)
Net payments on credit facility	(5,939)	(12,350)
Cash dividends	(49,078)	—
Repurchases of common stock, including fees and expenses	(1,737)	(1,950)
Net cash used in financing activities	(56,843)	(14,343)

Net increase in cash, cash equivalents, and restricted cash	2,079	313
Cash, cash equivalents, and restricted cash at beginning of period	5,927	5,236
Cash, cash equivalents, and restricted cash at end of period	$8,006	$5,549

Supplemental non-cash investing and financing activities:
Cash paid for interest	$1,517	$875